NEWS

BG STAFFING, INC. ANNOUNCES 2014 FINANCIAL RESULTS

PLANO, Texas – March 2, 2015 – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services, today reported financial results for its full year ended December 28, 2014.

2014 Overview
“We experienced strong revenue growth in 2014 with revenue exceeding 2013 by $21.1 million, and saw margins increased by nearly one percentage point,” said L. Allen Baker, Jr., President and CEO.

"We are extremely pleased with 2014, our first full year as a public company. We have seen our strategy of integrating recent acquisitions produce successful results in the form of higher sales and margins. As a result of these efforts, we expect to continue to increase revenues and to improve our profitability. ”

Baker continued, "Now that we have finalized the successful integration of our InStaff acquisition, which was completed in 2013, we look forward to continuing to build on our five-year track record of accretive acquisitions."

2014 Results
Revenues for the year 2014 were $172.8 million, an increase of 13.9% when compared with revenues from the year 2013 of $151.7 million. Gross profit was 20.0% for the year 2014 compared with 19.2% for the year 2013. The gross margin percentage increased on a year-over-year basis due to a revenue mix shift resulting from increased revenues from higher margin customers and a reduction in revenue of some lower margin customers. The Company reported a net loss of $0.4 million, or $0.08 per diluted share for the full year 2014 compared with pro forma net income of $0.3 million, or $0.05 per diluted share for the full year 2013. On December 28, 2014, the Company’s working capital position was $8.6 million.

During the full year 2014, our net loss included $3.4 million in non-cash expenses.The non-cash expenses included $1.2 million in non-cash expense related to stock options granted to management and warrants issued to outsiders, a $1.0 million loss on extinguishment of related party debt, and $1.2 million for the mark-to-market impact of a put option.

BG Staffing, Inc.
Selected Consolidated Statements of Operations Information
(amounts in thousands, except per-share amounts)

	Year
	2014	2013
Revenues	$172,811	$151,678
Gross profit	$34,527	$29,063
Sales, general and administrative	$24,084	$19,041
Operating income	$5,801	$5,128
Income before income tax	$945	$835
Net income (loss)*	$(429)	$299
Net income (loss) per diluted share*	$(0.08)	$0.05
Weighted average dilutive shares*	5,649	5,646

*Pro forma for the year ended December 29, 2013. The pro forma net income, net income per diluted share, and weighted average dilutive share amounts have been calculated, taking into consideration the reorganization of the Company on November 3, 2013, as if the Company were a C corporation for federal income tax purposes for the full year of 2013.

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Dec 28, 2014	Dec 29, 2013
Accounts receivable, net	$22,030	$23,347
Property and equipment, net	$668	$523
Total assets	$53,773	$58,623
Total liabilities	$37,409	$50,520
Total stockholders' equity	$16,363	$8,103

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its multifamily, information technology, finance & accounting, and commercial divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. Please visit www.bgstaffing.com for more information.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com